                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                    ____________________

                                        SCHEDULE 13G
                                       (Rule 13d-102)

                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO RULE 13d-2(b)
                                    (Amendment No. ___)*

                               REPUBLIC COMPANIES GROUP, INC.
                ___________________________________________________________
                                      (Name of Issuer)

                                        COMMON STOCK
                ___________________________________________________________
                               (Title of Class of Securities)

                                         760349100
                                     _________________
                                       (CUSIP Number)

                                     December 31, 2005
                ___________________________________________________________
                  (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                    [ ] Rule 13d - 1(b)
                                    [ ] Rule 13d - 1(c)
                                    [X] Rule 13d - 1(d)

*     The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter  disclosures  provided in a prior cover page.

      The information required on the remainder of this page shall not be deemed to be
"filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

----------------------                                   -------------------
CUSIP No 760349100                   13G                 Page 2 of 11 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Capital Investors SBIC, L.P.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                  1,262,016
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                          0
                    6  SHARED VOTING POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                  2,532,761
                    7  SOLE DISPOSITIVE POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                           0
----------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,532,761
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     18.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                                                                        PN
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 760349100                   13G                 Page 3 of 11 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Capital Management SBIC, LLC

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                        0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                1,262,016
                    6  SHARED VOTING POWER
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                        0
                    7  SOLE DISPOSITIVE POWER
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                 2,532,761
--------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,532,761
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     18.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                                                                        OO
---------------------------------------------------------------------------
                              *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 760349100                   13G                 Page 4 of 11 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Banc of America Capital Management, L.P.

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                          0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                  1,262,016
                    6  SHARED VOTING POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                          0
                    7  SOLE DISPOSITIVE POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                   2,532,761
----------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,532,761
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     18.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                                                                        PN
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 760349100                   13G                 Page 5 of 11 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         BACM I GP, LLC

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
---------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                        0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                1,262,016
                    6  SHARED VOTING POWER
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                                                                        0
                    7  SOLE DISPOSITIVE POWER
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                 2,532,761
--------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,532,761
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     18.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                                                                        OO
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                   -------------------
CUSIP No 760349100                   13G                 Page 6 of 11 Pages
----------------------                                   -------------------

---------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         J. Travis Hain

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   3     SEC USE ONLY

---------------------------------------------------------------------------
---------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                             United States
---------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                          0
                    5  SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                  1,262,016
                    6  SHARED VOTING POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                                                                          0
                    7  SOLE DISPOSITIVE POWER
----------------------------------------------------------------------------
----------------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER                   2,532,761
----------------------------------------------------------------------------
---------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 2,532,761
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                     18.1%
---------------------------------------------------------------------------
---------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

                                                                        IN
---------------------------------------------------------------------------
                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            Republic Companies Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            222 Delaware Avenue, Suite 900
            Wilmington, Delaware  19801

Item 2(a).  Name of Person Filing:

            Banc of America Capital Investors SBIC, L.P.
            Banc of America Capital Management SBIC, LLC
            Banc of America Capital Management, L.P.
            BACM I GP, LLC
            J. Travis Hain

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Each  Reporting  Person has its or his  principal  business  office at 100 North
            Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

Item 2(c).  Citizenship:

            Banc of America Capital Investors SBIC, L.P.    Delaware
            Banc of America Capital Management SBIC, LLC    Delaware
            Banc of America Capital Management, L.P.        Delaware
            BACM I GP, LLC                                  Delaware
            J. Travis Hain                                  United States

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            760349100

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check
            Whether the Person Filing is a:

            (a)   [  ] Broker or dealer registered under Section 15 of the Exchange Act.
            (b)   [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d)   [  ] Investment company registered under Section 8 of the Investment
                  Company Act.
            (e)   [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
            (f)   [  ] An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).
            (g)   [  ] A parent holding company or control person in accordance with Rule
                  13d-1(b)(1)(ii)(G).
            (h)   [  ] A savings association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act.
            (i)   [  ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
            (j)   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.     Ownership:

            With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

            At the closing of the Issuer's initial public offering, Banc of America Capital
            Investors SBIC, L.P. ("BACI") entered into a voting trust agreement with an independent, unaffiliated trust company pursuant to which BACI deposited
            1,270,745 shares of Common Stock into a voting trust.  Generally, the voting trustee will vote such shares in proportion to, or with the majority of, the non-BACI votes cast or abstained from voting. Under the voting trust agreement,
            BACI has the power to dispose or to direct the disposition of the BACI shares and the right to receive all dividends paid on its shares.

Item 5.     Ownership of Five Percent or Less of a Class:

            If this  statement  is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the  beneficial  owner of more than five
            percent of the class of securities, check the following  [    ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security
            Being Reported on by the Parent Holding Company or Control Person:

            With respect to Subsidiary Identification and Classification, see Items 5
            through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 8.     Identification and Classification of Members of the Group:

            Not applicable.

Item 9.     Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

            Not applicable.

                                            SIGNATURE

After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Dated:      February 3, 2006

BANC OF AMERICA CAPITAL INVESTORS SBIC, L.P.
By:   Banc of America Capital Management SBIC, LLC, its general partner
      By:   Banc of America Capital Management, L.P., its sole member
            By:   BACM I GP, LLC, its general partner

                  By:   /s/  J. Travis Hain
                        Name: J. Travis Hain
                        Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT SBIC, LLC
By:   Banc of America Capital Management, L.P., its sole member
      By:   BACM I GP, LLC, its general partner

            By:   /s/  J. Travis Hain
                  Name: J. Travis Hain
                  Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT, L.P.
By:   BACM I GP, LLC, its general partner

      By:   /s/  J. Travis Hain
            Name: J. Travis Hain
            Title:      Managing Member

BACM I GP, LLC

By:   /s/  J. Travis Hain
      Name:        J. Travis Hain
      Title:      Managing Member

/s/  J. Travis Hain
J. Travis Hain

                                                                                Exhibit 99.1
                              EXHIBIT 99.1 - JOINT FILING AGREEMENT
      The undersigned  hereby agree that they are filing this statement  jointly pursuant to
Rule  13d-1(k)(1).  Each of them is  responsible  for the timely filing of such Schedule 13G and any  amendments  thereto,  and for the  completeness  and  accuracy  of the  information concerning  such  person  contained  therein;  but  none  of  them  is  responsible  for the completeness or accuracy of the information  concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      In accordance with Rule 13d-1(k)(1)  promulgated under the Securities and Exchange Act of 1934,  as amended,  the  undersigned  hereby agree to the joint filing with each other on behalf of each of them of to such a  statement  on Schedule  13G with  respect to the common stock of beneficially  owned by each of them. This Joint Filing  Agreement shall be included as an exhibit to such Schedule 13G.

Dated:      February 3, 2006

BANC OF AMERICA CAPITAL INVESTORS SBIC, L.P.
By:   Banc of America Capital Management SBIC, LLC, its general partner
      By:   Banc of America Capital Management, L.P., its sole member
            By:   BACM I GP, LLC, its general partner

                  By:   /s/  J. Travis Hain
                        Name: J. Travis Hain
                        Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT SBIC, LLC
By:   Banc of America Capital Management, L.P., its sole member
      By:   BACM I GP, LLC, its general partner

            By:   /s/  J. Travis Hain
                  Name: J. Travis Hain
                  Title:      Managing Member

BANC OF AMERICA CAPITAL MANAGEMENT, L.P.
By:   BACM I GP, LLC, its general partner

      By:   /s/  J. Travis Hain
            Name: J. Travis Hain
            Title:      Managing Member

BACM I GP, LLC

By:   /s/  J. Travis Hain
      Name:        J. Travis Hain
      Title:      Managing Member

/s/  J. Travis Hain
J. Travis Hain